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                                                                 EXHIBIT (a)(10)

                                       Document is copied.
                                       Filer: Thermo Electron Corporation
                                       Subject Company: Trex Medical Corporation
                                       SEC File No.: 5-46327

PRESS RELEASE
Investor Contact: 781-622-1111
Media Contact: 781-622-1252

                    Thermo Electron Extends Tender Offer for
                    Trex Medical Shares to November 28, 2000

WALTHAM, Mass., November 21, 2000 - Thermo Electron Corporation (NYSE-TMO) announced today that it has extended its tender offer for Trex Medical Corporation (AMEX-TXM) common stock until midnight on November 28, 2000. This extension is being made in connection with the filing of an amendment to the Tender Offer and Rule 13e-3 Transaction Statement on Schedule TO relating to the tender offer. Thermo Electron will not accept shares of Trex Medical common stock tendered in the offer until the expiration of the extension. All other terms and conditions of the offer, however, remain unchanged.

Because of the extension announced today, holders of Trex Medical common stock may tender or withdraw their shares until midnight on Tuesday, November 28, 2000, unless the offer is further extended. The tender offer previously had been scheduled to expire at midnight on November 22, 2000.

On October 25, 2000, Thermo Electron mailed an offer to purchase to registered holders of Trex Medical shares regarding the tender offer and the merger, accompanied by a letter of transmittal that Trex Medical shareholders can use to tender their shares in the offer. Beneficial owners of Trex Medical shares holding in street name through their brokers can receive the offer to purchase and letter of transmittal from their brokers and should contact their brokers for those documents. In any case, copies of the offer to purchase and letter of transmittal may be requested from D.F. King & Co., Inc., the information agent for the tender offer, by calling (800) 549-6697.

Thermo Electron Corporation is a leading provider of analytical and monitoring instruments used in a broad range of applications, from life sciences research to telecommunications to food and beverage production. In addition, Thermo Electron serves the healthcare market through a family of medical products, and is a major producer of paper recycling systems and provides water-clarification and fiber-recovery products and services. As announced on January 31, 2000, the company has initiated a major reorganization that would transform it into one company focused on its core measurement and detection instruments business. More information is available on the Internet at http://www.thermo.com.


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Other Important Information:

We urge investors and security holders to read the following documents, which contain important information regarding the tender offer and the merger described in this announcement:

Thermo Electron's offer to purchase and other tender offer materials.

Thermo Electron's Tender Offer and Rule 13e-3 Transaction Statement on Schedule TO, as amended, which contains or incorporates by reference the documents listed above and other information.

Trex Medical's Solicitation/Recommendation Statement on Schedule 14D-9.

These documents and amendments to these documents have been or will be filed with the SEC. When these and other documents are filed with the SEC, they may be obtained for free at the SEC's Web site at www.sec.gov. You may also obtain for free each of these documents, when available, from us. You can call us at (781) 622-1111 or write to us at:

This press release includes certain forward-looking statements, including statements concerning Thermo Electron Corporation's plans with respect to the acquisition, through the tender offer and the short-form merger, of all of the equity interests in Trex Medical Corporation. Such forward-looking statements are not guarantees and involve risks and uncertainties. The actual actions taken by Thermo Electron may differ materially from those described in the forward-looking statements as a result of various factors, including those described in the Offer to Purchase in the section captioned "Special Factors."

Investor Relations Department
Thermo Electron Corporation
81 Wyman Street, P.O.  Box 9046
Waltham, MA 02454-9046